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                                                                    EXHIBIT 10.2


          [LETTERHEAD OF WOOD GROUP PETROLEUM SERVICES APPEARS HERE]


June 16, 1998


ERC Industries, Inc.
1441 Park Ten Boulevard
Houston, Texas  77084

     RE:  $5 MILLION OVERDRAFT FACILITY

Dear Sirs:

This letter sets out the terms and conditions on which we agree to grant to you an overdraft facility in the amount of FIVE MILLION ($5,000,000) UNITED STATES DOLLARS (the "Facility"), to be used solely for the purposes of providing working capital for your company. The Facility will be unsecured. The Facility is subject to an overriding right on our part to demand repayment of all or any part of the Facility at any time. This right is exercisable at our absolute discretion and without any requirement for us to show cause or breach of this Facility Letter.

Interest shall be charged on the unpaid principal amount of the Facility at an annual rate of the LIBOR Rate plus one percent (1%). The "LIBOR Rate" means the interest rate determined by us by reference to the British Bankers' Association Interest Settlement Rate (as set forth by any service selected by us which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such Rate (including but not limited to, Bloomberg, Rueters, or Telerate) to be the Rate at approximately 11:00 a.m., London time, two Business Days prior to the
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Letter to ERC Industries, Inc.
June 16, 1998
Page 2


commencement of any Borrowing Period for dollar deposits in an amount comparable to the Facility with maturity comparable to the period of the Borrowing Period. Interest shall be calculated on the basis of a 360 day year for the actual days elapsed, unless such calculation would result in a usurious interest rate, in which case such interest shall be calculated on the basis of a 365 or 366 day year, as the case may be.

Each Borrowing Period (other than the first Borrowing Period) shall be three calendar months. The first Borrowing Period shall commence on June 16, 1998 and end on September 30, 1998. Interest shall be payable on the last day of each Borrowing Period. If any Borrowing Period is shortened due to a demand for repayment being made by us, interest shall be payable up to the date of repayment. You may repay the Facility at the end of any Borrowing Period. With our consent you may elect to repay the Facility prior to the end of any Borrowing Period. In the event that you do so a sum equivalent to the interest due to the end of such Borrowing Period shall be payable at the time of the repayment of the Facility as if the Facility had not been repaid prior to the end of the Borrowing Period.

In the event that the percentage rate above the Adjusted LIBOR Rate which you are currently paying to Chase Bank of Texas, National Association, on LIBOR Loans, in terms of a Promissory Note dated April 8, 1998 (as the terms Adjusted LIBOR Rate and LIBOR Loan are defined in the said Promissory Note) changes from one percent (1%) to some other percentage, the interest rate above the LIBOR Rate referred to above in
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Letter to ERC Industries, Inc.
June 16, 1998
Page 3


respect of this Facility will be adjusted from the date on which Chase Bank of Texas, National Association Rate changes to be an equivalent rate.

All payments to be made by you under this Facility Letter shall be made in United States Dollars in immediately available funds. All payments shall be made without set off or counterclaim, and free and clear of, and without deduction for, any taxes, levies, inposts, duties, charges, fees, deductions, withholdings, restrictions, or conditions of any description. If you are required at any time by any applicable law to make any such deduction from any payment, the sum due from you in respect of such payment shall be increased by such amount as will result, notwithstanding the making of such deduction, in our receipt on the due date for payment of each amount of a net sum equal to the sum which we would have received had no such deduction been required to be made.

There will be no commitment fee or facility fee charged in respect of the Facility and each party shall bear their own expenses in connection with the preparation, execution and management of the Facility, unless you default in making any repayment immediately on a demand for repayment having been made, in which case you will be liable for all proper and reasonable fees, expenses, charges and other outlays incurred in connection with the enforcement of our right of repayment together with interest at the Highest Lawful Rate (as defined in the Chase Bank of Texas, National Association, Promissory Note dated April 8,
1998) from the date of such default until payment.

Without prejudice to our right to demand repayment of the Facility at any time, the terms and conditions of this Facility Letter and its continuation shall be reviewed on a three-
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Letter to ERC Industries, Inc.
June 16, 1998
Page 4


monthly basis from the end of the first Borrowing Period. The terms and conditions of this Facility Letter and its continuation are matters which we may decide in our absolute discretion.

This Facility Letter will be governed by the Laws of the State of Texas. Please indicate your acceptance by signing the docket below.

Yours sincerely,



__________________________________________
Alan Semple, Chief Financial Officer,
for and on behalf of Wood Group Petroleum
Services, Inc



WE HEREBY ACCEPT YOUR OFFER OF THE FACILITY ON THE TERMS AND SUBJECT TO THE CONDITIONS IN THE FACILITY LETTER SET OUT ABOVE.



__________________________________________________    ________________________
Director For and On Behalf of ERC Industries, Inc.       Date